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                                                                     EXHIBIT 4.1

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
                         c/o Prudential Capital Group
                     777 South Figueroa Street, Suite 2950
                             Los Angeles, CA 90017



                                 May 22, 1996


Continental Cablevision, Inc.
The Pilot House
Lewis Wharf
Boston, MA 02110

Ladies and Gentlemen:

     Reference is made to the Amended and Restated Note Agreement dated as of October 17, 1994 (the "Note Agreement") between Continental Cablevision, Inc. (the "Company") and The Prudential Insurance Company of America ("Prudential"), pursuant to which the Company issued and sold and Prudential purchased the Company's 10.12% Senior Notes due July 1, 1999 in the principal amount of $150,000,000. Capitalized terms used herein and not defined shall have the meanings set forth in the Note Agreement.

     The Company has announced its intention to merge with U S WEST, Inc. or one of its subsidiaries (the "Merger") and has requested certain modifications to the Note Agreement to permit consummation of the Merger and the funding of its operations pending consummation of the Merger. Prudential is willing to make modifications to the Note Agreement on the terms and conditions provided herein.

     The Company and Prudential hereby agree as follows:

     1.  Modification of Paragraph 6A.  Paragraph 6A of the Note Agreement is
         ----------------------------
hereby deleted in its entirety and a new paragraph 6A is hereby substituted therefor as follows:

          "6A.  Ratio of Consolidated Total Debt to Consolidated Operating
                ----------------------------------------------------------
     Income. The Company covenants that on the last day of each fiscal quarter
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     of the Company, commencing with the fiscal quarter ending September 30,
     1994, Consolidated Total Debt outstanding at such date less contingent obligations in respect of letters of credit shall not exceed the following amounts: (i) from and after the date of the effectiveness of that certain modification letter with respect to this Agreement dated May 22, 1996 (the "1996 Modification Letter"), through March 31, 1997, 800% of four (4) times Consolidated Operating Income for such fiscal quarter and (ii) at all other times, 775% of four (4) times Consolidated Operating Income for each fiscal quarter."
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     2.   Modification of Paragraph 6.  Paragraph 6 of the Note Agreement is
          ---------------------------
hereby modified by deleting paragraph 6E thereof in its entirety and substituting therefor the following:

          "6E.  Mergers.  Neither the Company nor any of its Restricted
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     Subsidiaries will enter into any merger or consolidation; provided,
                                                               ---------
     however, that the Company may enter into a merger with U S WEST, Inc. or one of its subsidiaries only on the terms provided in clause 6E(4) below and provided further that the Company and any Restricted Subsidiary may
         ---------------------
     enter other mergers and consolidations as provided in clauses 6E(1), 6E(2) and 6E(3) below:

               6E(1). Any Restricted Subsidiary may consolidate with or merge into the Company or any other Restricted Subsidiary if the Company or such other Restricted Subsidiary, as the case may be, shall be the surviving corporation.

               6E(2). Any corporation or partnership other than the Company or a Restricted Subsidiary may merge into the Company or a Restricted Subsidiary or any Restricted Subsidiary may consolidate with or merge into any other corporation or partnership, if (i) (A) the Company or a Restricted Subsidiary, as the case may be, shall be the surviving corporation or partnership or (B) the surviving corporation or partnership is designated as a Restricted Subsidiary and becomes a party to the Guaranty and (ii) prior to such merger or consolidation, such other corporation or partnership had conducted its business so as to derive its revenues from the cable television business and/or telecommunications business and related activities and (iii) immediately after giving effect to such merger, no Default shall exist.

               6E(3). Any Restricted Subsidiary may consolidate with or merge into any other Person in connection with the sale of the assets of such Restricted Subsidiary to the extent permitted by paragraph 6C.

               6E(4). The Company may merge with or into U S WEST, Inc. or one of its wholly-owned subsidiaries (with the Company, U S WEST, Inc. or such subsidiary being the surviving corporation) (the "Merger") provided that simultaneous with the Merger, U S WEST, Inc. either directly assumes all obligations and agreements of the Company under the Note Agreement and the Notes or unconditionally guaranties all obligations and agreements of the Company under the Note Agreement and the Notes, all on terms and conditions, including representations and warranties, covenants and defaults, reasonably acceptable to you."

     3.   Modification of Paragraph 6F.  Paragraph 6F of the Note Agreement is
          ----------------------------
hereby modified by adding the following clause 6F(8):

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          "6F(8).  Indebtedness of Restricted Subsidiaries under guaranties of
           -----
     the Bridge Financing. "Bridge Financing" shall mean Indebtedness of the Company in a principal amount not to exceed $1,000,000,000 incurred pursuant to a Credit Agreement between the Company, The First National Bank of Boston, as Administrative Agent and a Managing Agent, The Bank of New York, as Syndication Agent and a Managing Agent, The Toronto Dominion Bank, as Documentation Agent and a Managing Agent, and the other lenders named therein, substantially in accordance with the May 9, 1996 draft Credit Agreement heretofore provided to you, as such Credit Agreement may be amended and restated from time to time."

     4.   Modification Fees.  The Company hereby agrees to pay to Prudential the
          -----------------
following fees:

          A. On the date hereof, a non-refundable modification fee of $225,000, which fee shall be earned in full on the date hereof.

          B. On January 31, 1997, if (1) the Merger has not been consummated by such date and (2) Consolidated Total Debt outstanding on December 31, 1996 less contingent obligations in respect of letters of credit exceeded 750% of four (4) times Consolidated Operating Income for the quarter ending December 31, 1996, a non-refundable modification fee of $100,000, which fee shall be earned in full on January 31, 1997.

          C. On July 1, 1997 and on each January 1 and July 1 thereafter, a non-refundable modification fee equal to 0.125 multiplied by the principal amount of the Notes outstanding on each such semi-annual payment date, which fees shall be earned in full on each such payment date; provided, however, that no modification fees shall be payable under this paragraph 4C after the date on which the Company has submitted financial statements under paragraph 5A(i) or 5A(ii) of the Note Agreement demonstrating that, for any quarterly period ending after December 31, 1996, the Company's Consolidated Total Debt less contingent obligations in respect of letters of credit is less than 750% of four (4) times Consolidated Operating Income."

     5.   Modification of Paragraph 7A.  Paragraph 7A of the Note Agreement is
          ----------------------------
hereby modified by adding the word "or" at the end of clause (xiii) thereof and by adding the following clause (xiv) after clause (xiii):

               "(xiv) the Company fails to perform or observe any agreement contained in the 1996 Modification Letter."

     6.   Effectiveness; Conditions to Effectiveness.  This modification letter
          ------------------------------------------
shall become effective as of May 22, 1996 upon execution hereof by the Company and Prudential and satisfaction of the following conditions:

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          (a)  The Company shall have delivered to Prudential an Officer's
Certificate certifying that the representations and warranties of the Company contained in paragraph 8 of the Note Agreement, as supplemented by revised Exhibits D and E to the Note Agreement attached to such Officer's Certificate and acceptable to Prudential, are true and correct and that no Event of Default has occurred under the Note Agreement.

          (b) The Company shall have delivered to Prudential an opinion of Sullivan & Worcester, counsel to the Company, in form and substance satisfactory to Prudential.

          (c) The Company shall have delivered to Prudential evidence of the consent of the lenders under the Restated Credit Agreement to the Bridge Financing.

          (d) The Company shall have paid to Prudential the modification fee referred to in paragraph 4A hereof.

     If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterparts of this letter and return the same to the undersigned, and upon satisfaction of the conditions set forth in paragraph 6 above, this letter shall become a binding agreement among the Company and Prudential.

                                          Very truly yours,

                                          THE PRUDENTIAL INSURANCE
                                          COMPANY OF AMERICA


                                          By:    /s/
                                             -------------------------
                                             Vice President

AGREED AND ACCEPTED:

CONTINENTAL CABLEVISION, INC.


By:   /s/
   ---------------------------
   P. Eric Krauss
   Vice President and Treasurer

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